Exhibit (a)(1)(B)

EXAR CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR RESTRICTED STOCK UNITS

ELECTION FORM

I have received Exar Corporation’s Offer to Exchange Certain Outstanding Options for Restricted Stock Units dated October 23, 2008, including all attachments thereto (the “Offer to Exchange”), made available to Eligible Employees holding Eligible Options of Exar Corporation and its Eligible Subsidiaries (the “Company” or “Exar”). Defined terms not explicitly defined herein shall have the same definitions as in the Offer to Exchange.

Pursuant to the terms of the Offer, I elect to have all of the Eligible Options held by me, as listed in the Personnel Summary issued to me, cancelled in exchange for a right to receive New Awards. I hereby agree that, unless I affirmatively withdraw my election prior to the Expiration Time, my election will be irrevocable, and, if accepted by Exar, such surrendered Eligible Options will be cancelled in their entirety, which is expected to be shortly after the Expiration Time. I understand that, subject to my continuous employment as more fully described in the Offer to Exchange, I will have the right to receive the New Awards. The New Awards will be subject to vesting in two annual installments from the date the New Awards are issued, which is expected to be shortly after the Expiration Time.

I HEREBY ELECT TO CANCEL, upon the terms and conditions stated in the Offer to Exchange, all of the Eligible Options held by me, as listed in the Personnel Summary issued to me.

I acknowledge that I will have no right to exercise all or any part of the cancelled Eligible Options after the date of this election (unless I affirmatively withdraw this election), and that such Eligible Options will be cancelled in their entirety, which is expected to be shortly after the Expiration Time.

I further acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Exar. I agree that Exar has made no representations or warranties to me regarding this Offer or the future pricing of Exar’s stock, and that my participation in this Offer is at my own discretion.

☐	This Election Form is being submitted to replace a previously submitted Notice of Withdrawal.

Optionee Signature	Employee ID

Optionee Name (Please print)	E-mail Address Date and Time

AFTER PROPERLY COMPLETING, SIGNING AND DATING THIS ELECTION FORM, PLEASE DELIVER IT TO THE EXCHANGE ADMINISTRATOR PRIOR TO THE EXPIRATION TIME (CURRENTLY EXPECTED TO BE 5:00 PM, U.S. PACIFIC TIME, ON NOVEMBER 21, 2008, UNLESS EXAR EXTENDS THE OFFER) VIA HAND DELIVERY OR FACSIMILE TO (510) 668-7011.

THE EXCHANGE ADMINISTRATOR INTENDS TO SEND YOU AN EMAIL CONFIRMATION WITHIN TWO (2) BUSINESS DAYS OF RECEIPT.

INSTRUCTIONS TO THE ELECTION FORM

1. Delivery of Election Form. A properly completed, signed and dated Election Form (or a facsimile of it) must be delivered to the Exchange Administrator at Exar Corporation, 48720 Kato Road, Fremont, CA 94538, via hand delivery or facsimile to (510) 668-7011, prior to the Expiration Time (currently 5:00 p.m., U.S. Pacific Time, on November 21, 2008, unless Exar extends the Offer).

The method by which you deliver any required documents is at your option and risk, and the delivery will be deemed made only when actually received by the Company. You should allow sufficient time to ensure timely delivery.

The Exchange Administrator intends to send you an email confirmation within two (2) business days of receipt of this Election Form. If you have not received such an email confirmation, it is your responsibility to ensure that this Election Form has been received prior to the Expiration Time. Although it is our intent to send you a confirmation of receipt of this Election Form, by signing this Election Form (or a facsimile of it), you waive any right to receive any notice of the receipt of the election to exchange your Eligible Options, except as may be provided in the Offer to Exchange. Any confirmation of receipt sent to you will merely be a notification that we have received this Election Form and does not mean that your Eligible Options have been cancelled. If the Company accepts your Eligible Options for exchange, such surrendered Eligible Options will be cancelled in their entirety, which is expected to be shortly after the Expiration Time.

2. Change of Election. You may withdraw this Election Form by delivering a properly completed, signed and dated Notice of Withdrawal to the Exchange Administrator in accordance with the instructions to the Notice of Withdrawal prior to the Expiration Time. To obtain a Notice of Withdrawal, please contact the Exchange Administrator at 510-668-7078 or jennifer.hawkins@exar.com. You may not rescind your election to withdraw and any attempt to do so will thereafter be deemed not properly made for purposes of the Offer; you may, however, change your mind and re-accept the Offer by delivering a new properly completed, signed and dated Election Form to the Exchange Administrator in accordance with these Instructions to the Election Form prior to the Expiration Time. You must indicate on the new Election Form that it replaces a previously submitted Notice of Withdrawal in the check box provided on the form. To obtain an Election Form, please contact the Exchange Administrator at 510-668-7078 or jennifer.hawkins@exar.com. Upon the receipt of a new properly completed, signed and dated Election Form, any previously delivered Election Form or Notice of Withdrawal will be disregarded and will be considered replaced in full by the new Election Form. The Company will not accept any alternative, conditional or contingent exchanges.

3. Exchange of Eligible Options. As noted in the Offer to Exchange, you must surrender all Eligible Options held by you for exchange in order to participate; you cannot exchange part of the Eligible Options held by you and keep the balance. Please refer to the Personnel Summary issued to you for information about your Eligible Options and the New Awards that the Company expects to be granted to you if you elect to exchange all of the Eligible Options held by you and the Company accepts them for exchange. To obtain the Personnel Summary, please contact the Exchange Administrator at 510-668-7078 or jennifer.hawkins@exar.com.

4. Other Information on This Election Form. In addition to signing this Election Form, you must print your name and indicate the date and time at which you signed. You must also include your email address and your employee identification number.

5. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange, this Election Form or any other materials referenced in this Election Form should be directed to the Exchange Administrator at 510-668-7078 or jennifer.hawkins@exar.com.